Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kitara Media Corp. on Form S-8, of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of Kitara Media Corp. and Subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, appearing in the Annual Report on Form 10-K of Kitara Media Corp. for the year ended December 31, 2013.

/s/ Marcum llp

Marcum llp
Melville, NY
March 31, 2014